094445-89

FILED
IN THE OFFICE OF THE SECRETARY
OF STATE OF THE STATE OF ORE.

NOV -4 1987

CORPORATION DIVISION

ARTICLES OF INCORPORATION

OF

JETTY ENTERPRISES, INC.

The undersigned, a natural person of the age of eighteen years or more, acting as incorporator under the Oregon Business Corporation Act, adopts the following Articles of Incorporation.

1.

The name of this corporation is Jetty Enterprises, Inc. and its duration shall be perpetual.

2.

The aggregate number of shares which the corporation shall have authority to issue is 5,000 shares of common voting stock.

3.

The address of the initial registered office of the corporation is 3990 S.W. Collins Way, Suite 205, Lake Grove, Oregon 97035 and the name of its initial registered agent at such address is Gordon E. Boorse.

4.

The address where the division may mail notices is:

Gordon E. Boorse
P. O. Box 14055
Portland, Oregon 97214

TW
11/4/87

COMPACTION AND RECYCLING EQUIPM

9444589-4625139 NEW

09445-89

5.

The names and addresses of the incorporators are:

Gordon E. Boorse
3990 S.W. Collins Way, Suite 305
Lake Grove, Oregon 97035

Joanne P. Hazel
15230 S. Brunner Road
Oregon City, Oregon 97045

6.

The corporation elects to have preemptive rights for shareholders to subscribe or otherwise acquire any shares of stock of the corporation, or any obligations or securities convertible into or carrying options or warrants to purchase shares of stock of the corporation, whether now or hereafter authorized and whether unissued or held by the corporation as treasury stock as more particularly set forth in Section 46 of the Oregon Business Corporation Act of 1987.

DATED : Nov. 4, 1987 ______ Joanne P. Hazel, Incorporator

DATED : Nov. 4. 1987 ______ Gordon E. Boorse, Incorporator

PERSON TO CONTACT ABOUT
THIS FILING:

Gordon E. Boorse
636-9392